Exhibit 99.1

Wheeler Real Estate Investment Trust, Inc. Announces Commencement of Rights Offering

Virginia Beach, VA – July 22, 2021 - Wheeler Real Estate Investment Trust, Inc. (the “Company”) (NASDAQ: WHLR) today announced that it will commence its rights offering (the “rights offering”) to eligible stockholders of the Company for the purchase of up to $30 million in aggregate principal amount of our 7.00% senior subordinated convertible notes due 2031 (the “Notes”).

Pursuant to the rights offering, Holders of common stock (each, a “holder” and collectively, the “holders”) as of 5:00 p.m., New York City time, on June 1, 2021 (the “record date”) are receiving non-transferable subscription rights (the “rights”) to purchase Notes. Each holder will receive one (1) right for every eight (8) shares of common stock owned of record as of the record date. Each right allows the holder thereof to subscribe for $25.00 principal amount of Notes (the “basic subscription privilege”). In addition, rights holders who fully exercise their basic subscription privilege will be entitled to subscribe for additional Notes that remain unsubscribed as a result of any unexercised basic subscription privileges (the “over-subscription privilege”). The rights offering expires at 5:00 p.m., New York City time, on August 13, 2021, unless extended or earlier terminated by the Company.

The rights offering is being made pursuant to the Company’s Registration Statement on Form S-11 (File No. 333-256699) that became effective on July 21, 2021. The rights offering will be made only by means of the prospectus which will be filed with the SEC and copies of which will be mailed to all eligible record date stockholders and can be accessed through the SEC’s website at www.sec.gov. A copy of the prospectus may also be obtained from the information agent, Equiniti (US) Services LLC, toll free at (833) 503-4130, by email at proxyinfo@equiniti.com or by mail at 275 Madison Avenue, New York, NY 10016. Additional information regarding the rights offering will be set forth in the prospectus.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any securities of the Company in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Wheeler Real Estate Investment Trust, Inc.

Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully integrated, self-managed commercial real estate investment trust (REIT) focused on owning and operating income-producing retail properties with a primary focus on grocery-anchored centers. Please visit: www.whlr.us.

Forward Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors.

Contact Details

Investor Relations

Mary Jensen

+1 757-627-9088

mjensen@whlr.us

Equiniti (US) Services LLC

516-220-8356 (brokers)

833-503-4130 (stockholders)

proxyinfo@equiniti.com